UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 12, 2005
OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)
Oklahoma
(State or Other Jurisdiction of Incorporation)
1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)
321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)
405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

        OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 740,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries, a natural gas pipeline business with principal operations in Oklahoma and Arkansas.

        On September 12, 2005, the Company issued a press release discussing filings made at the Oklahoma Corporation Commission by two state agencies and an industrial energy users’ group in response to OG&E’s request for an $89 million rate increase to recover major investments in electric system reliability. Subsequent to the issuance of the attached press release, the Company has determined that the Attorney General’s recommendation would result in a rate cut of approximately $24.4 million. For further information, see the press release attached as Exhibit 99.01 which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

(c) Exhibits
Exhibit Number	Description
99.01	Press release dated September 12, 2005, announcing Electric system reliability jeopardized by proposals.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP. (Registrant)
By	/s/ Scott Forbes
Scott Forbes Controller (On behalf of the registrant and in his capacity as Chief Accounting Officer)

September 15, 2005

Exhibit 99.01

Electric system reliability jeopardized by proposals

OKLAHOMA CITY – OG&E today said filings made at the Oklahoma Corporation Commission by two state agencies and an industrial energy users’ group are short-sighted and would jeopardize the long-term reliability of the electric system. The filings were in response to the company’s request for an $89 million rate increase to recover major investments in electric system reliability.

“There seems to be plenty of agreement that OG&E needs to invest in reliability,” said OG&E spokesman Brian Alford. “But now it appears they think no one should have to pay for it.”

OG&E in 2003 embarked on a program to systematically replace and upgrade aging equipment and accommodate growing demand for electricity. In the last two years, the company has invested an unprecedented $600 million in needed improvements to the electric system. The company acquired the highly efficient McClain power plant in 2004, and also invested more than $400 million in other capital improvements for system reliability.

Without an adequate rate increase, the company said that it would be forced to dramatically reduce its investment in system reliability and other vital services.

The PUD staff recommended a rate increase of $13 million, one-seventh the amount requested by OG&E in its May 20 application.

“We are very disappointed by the PUD staff’s proposal,” Alford said. “It is a penny-wise, pound-foolish approach to reliability. Our customers tell us that reliable service is a high priority for them; however, the staff’s recommendation is far below the amount necessary for maintaining and strengthening an electric system.”

A preliminary review of the proposal from the Texas-based utility consultant used by the state Attorney General’s staff appears to indicate a recommended $15 million rate cut – an irresponsible proposal, according to OG&E spokesman Brian Alford. The OIEC also recommended a rate cut of $31 million.

“The proposals from both the Attorney General’s consultant and the OIEC seem to say, ‘don’t invest in Oklahoma, or you will be punished,’” Alford said. “At the very least, they are advocating positions that are inconsistent with their earlier agreement that OG&E should acquire additional electric generating capacity. Did they expect to get this for free? They are being unrealistic and irresponsible.”

Alford added that the OIEC, which represents only a few very large companies, including oil refineries and large manufacturers, has a self-serving interest. “Their proposal seems to ignore reliability and instead focuses entirely on preserving their low electric rates, which are subsidized by small businesses.”

Based on today’s filings, Alford said a settlement of the rate case appears highly unlikely due to the vast differences between the parties. A hearing at the OCC is scheduled Oct. 10.

OG&E on May 20 filed an application with the OCC that would provide fair and reasonable recovery of system reliability investments including a new power plant as agreed to by PUD staff, the Attorney General and the OIEC in 2002. OG&E also seeks to adjust the electric rate structure to provide lower rates for 80,000 small businesses, churches and non-profit organizations, with an average reduction of about 7 percent. A special rate class is proposed for schools that could help them reduce their costs.

OG&E’s plan limits the average residential rate increase to about $3 per month. The rate increase for large industrial customers would average about 10 percent.

In addition to the rate changes, OG&E proposes a new assistance program for low-income customers, and offers residential and small-business customers a Guaranteed Flat Bill option that ensures their bill is the same every month. Lower rates also are proposed for Tinker Air Force Base.

OG&E is a regulated electric utility serving approximately 740,000 customers across a service area spanning 30,000 square miles in Oklahoma and western Arkansas. The company is a subsidiary of OGE Energy Corp. (NYSE: OGE), which also is the parent company of Enogex Inc., a natural gas pipeline business with principal operations in Oklahoma and Arkansas.